Exhibit 99.1

Contact:	Louie Key Aircraft Mechanics Fraternal Association 253-209-3255	-or-	Amanda Tobin Alaska Airlines 206-392-5134

FOR IMMEDIATE RELEASE	June 16, 2005

ALASKA AIRLINES AND AIRCRAFT MECHANICS FRATERNAL ASSOCIATION
REACH TENTATIVE CONTRACT AGREEMENT

     SEATTLE — Alaska Airlines and the Aircraft Mechanics Fraternal Association (AMFA) today jointly announced a tentative agreement on a new four-year contract for the airline’s 700 aircraft technicians.

     Terms of the agreement are being withheld pending a ratification vote by union members. The ratification process is expected to begin within the next two weeks.

     “We are pleased to present, for our membership’s consideration, a contract that provides job security language and wage increases that are unique in the current industry environment,” said Louie Key, AMFA Region 1 Director.

     “We appreciate the dedication and professionalism of our aircraft technicians during recent challenging times and are grateful to the union leadership for working collaboratively with us to achieve this long-term, market-based agreement that is a win for both parties,” said Alaska’s CEO Bill Ayer.

     AMFA’s craft union represents aircraft maintenance technicians and related support personnel at Alaska Airlines, ATA, Horizon Airlines, Independence Airlines, Mesaba Airlines, Northwest Airlines, Southwest Airlines and United Airlines. AMFA’s credo is “Safety in the air begins with quality maintenance on the ground.” To learn more about AMFA, visit www.amfanatl.org.

     Alaska Airlines and sister carrier, Horizon Air, together serve more than 80 cities through an expansive network throughout Alaska, the Lower 48, Canada and Mexico. For reservations visit alaskaair.com. For more news and information, visit the Alaska Airlines newsroom at http://newsroom.alaskaair.com.

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